Filed Pursuant to Rule 424(b)(3)
Registration No. 333-215626

PROSPECTUS SUPPLEMENT NO. 29 DATED MAY 21, 2019.

(To Prospectus filed on January 20, 2017)

LIVERAMP HOLDINGS, INC.

PROSPECTUS

Shares of Common Stock

This Prospectus Supplement No. 29 together, with the Prospectus listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and re-sale of the shares of common stock specified above.

The table captioned “Calculation of Registration Fee” on the Cover Page of the Registration Statement is hereby amended to reflect the following additions and changes:

Title of Each Class of Securities to be Registered	Amount To Be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, $0.10 par value per share (“Common Stock”)	23,083	$54.40	$1,255,715.20	$152.19

(1)

Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices as reported on the New York Stock Exchange on May 14, 2019.

(2)	Calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

Our common stock is listed on the New York Stock Exchange under the symbol “RAMP.” On May 20, 2019, the last reported sale price for our common stock on the New York Stock Exchange was $55.29 per share.

Common stock offered by the selling stockholders	23,083 shares of common stock, par value $0.10 per share, in one or more offerings

Our authorized capital stock consists of 200,000,000 shares of common stock with a $0.10 par value per share, and 1,000,000 shares of preferred stock with a $1.00 par value per share, all of which shares of preferred stock are undesignated. As of May 19, 2019, there were 68,924,709 shares of common stock issued and outstanding, held of record by 1,457 stockholders, although we believe that there may be a significantly larger number of beneficial owners of our common stock. We derived the number of stockholders by reviewing the listing of outstanding common stock recorded by our transfer agent as of May 19, 2019.

Shares of common stock are being offered by this prospectus, all of which are being offered for resale for the account of the selling stockholders. The selling stockholders acquired these shares from us pursuant to our acquisition of Arbor. The selling stockholders may from time to time offer and sell pursuant to this prospectus and any prospectus supplement to this prospectus any or all of the shares of our common stock being registered in one or more offerings.

The following table sets forth information for the selling stockholders as of May 21, 2019. Beneficial ownership is determined in accordance with the SEC rules and includes securities that the selling stockholders have the right to acquire within 60 days after May 21, 2019. Except as otherwise indicated, we believe that the selling stockholders have sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them. In addition, except as otherwise indicated, all of the selling stockholders beneficially own less than 1% of our common stock outstanding. We plan to update this selling stockholder table on a monthly basis to reflect the number of shares issued to the selling stockholders pursuant to the Merger Agreement and Holdback Agreement described in this prospectus.

Name of Beneficial Owner	Shares Beneficially Owned Prior to the Offering(1)	Number of Shares Offered(2)	Shares Beneficially Owned After the Offering(3)
David Yaffe	8,656	428,607	0
Nikhil Dixit	5,771	285,742	12,227
John Graettinger	8,656	428,607	0
Total	23,083	1,142,956	12,227

(1)

The number of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose.

(2)

The number of shares offered includes shares offered prior to the beneficial ownership date and may have been resold previously pursuant to the registration statement of which this prospectus supplement is a part.

(3)

The table assumes that the selling stockholders will sell all of their shares being offered pursuant to this prospectus. We are unable to determine the exact number of shares that will actually be sold pursuant to this prospectus.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Prior to making a decision about investing in our common stock, you should carefully consider any specific factors discussed herein together with all of the other information appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2018, and in our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2018, September  30, 2018 and December 31, 2018, all of which are incorporated herein by reference, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.